Exhibit 10.1

Postal Realty Trust, Inc.

ALIGNMENT OF INTEREST PROGRAM

(As Amended and Restated Effective April 27, 2020)

1.       Purpose. The purpose of this Alignment of Interest Program, as amended and restated (this "Program"), is to incentivize and retain the Company's employees, directors and other individuals providing services to the Company or its Affiliates (collectively, "Service Providers") by allowing them to elect to receive LTIP Units or restricted shares of the Company's Class A common stock ("Restricted Stock") with a long-term vesting period in lieu of cash compensation. The Committee believes that utilizing LTIP Units and Restricted Stock with a long-term vesting period aligns the interests of the Company's Service Providers with those of the Company's stockholders.

2.       Definitions. Whenever capitalized terms are used herein, but not defined herein, they shall have the meanings attributed to such terms in the Postal Realty Trust, Inc. 2019 Equity Incentive Plan (the "Plan").

3.       Participation. The participants in this Program are the Service Providers who have been selected by the Corporate Governance and Compensation Committee of the Company's Board of Directors (the "Committee") to participate in this Program and who have properly elected such participation (collectively, the "Participants"), as determined by the Committee in its sole discretion.

4.       Awards. During the applicable time period set forth by the Committee, Participants may (i) elect to reduce compensation that might be payable in cash by a percentage amount, with such cash to be applied to the acquisition of LTIP Units and/or Restricted Stock (the "Acquisition Shares") and (ii) receive an award (an "Award") based on a multiple, determined by the restriction period selected by the Participant (the "Restriction Multiple"), multiplied by the number of Acquisition Shares.

The minimum and maximum percentage of each compensation type that a Participant may elect to be reduced and applied to the acquisition of Acquisition Shares shall be determined by the Committee. The amount of base salary, cash bonus, retainer, fees or other cash compensation applied to the acquisition of Acquisition Shares shall reduce the base salary, cash bonus, retainer, fees or other cash compensation, respectively, of the Participant for the applicable period determined by the Committee in its sole discretion.

The number of Acquisition Shares acquired by a Participant shall equal the number of LTIP Units and/or Restricted Stock, as applicable, determined as of the determination date, selected by the Committee, by dividing the total of the Participant's elected reduced salary, cash bonus, retainer, fees or other compensation by the volume weighted average price of the Common Stock for the 10 trading days immediately preceding such determination date unless otherwise determined by the Committee.

The Restriction Multiple and restriction period shall be established by the Committee in its sole discretion.

Each Participant must deliver written notice of Participant's election to obtain an Award pursuant to this Section 4 to the Committee, or other person appointed by the Committee, by the deadline and in the manner determined by the Committee in its sole discretion. The notice shall contain the percentage reduction and the restriction period selected by the Participant. Unless otherwise approved by the Committee, this election shall be irrevocable by the Participant.

The product of the Restriction Multiple multiplied by the Acquisition Shares, rounded to the nearest share/unit, shall be the number of LTIP Units and/or Restricted Stock constituting an Award (the "Award Shares" and together with the Acquisition Shares, the "Program Shares"). Acquisition Shares and Award Shares Section 4 shall be delivered to each Participant as soon as administratively feasible. Each Participant must be eligible to receive equity grants under the Plan at the date of delivery of the Award to receive the Award Shares.

5.       Termination of Employment. In the event of termination of a Participant's employment, the disposition of any unvested Awards will be determined in accordance with such Participant's written employment agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, the disposition of any unvested Awards will be determined in accordance with their award agreements. If a Participant is not employed pursuant to a written employment agreement and is terminated for cause (as defined by the Committee in its reasonable discretion), such Participant will forfeit any unvested Awards. Unless otherwise determined by the Committee, if a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without cause, or by reason of Participant's death, disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect), all unvested Awards will immediately vest.

6.       Share Reserve. For any election by a Participant to forego cash compensation to acquire Program Shares: (i) the number of Program Shares equal to the Fair Market Value of such cash compensation, rounded down to the nearest whole share or unit (the "Purchased Shares"), shall not reduce the share reserve under the Plan; and (ii) any Program Shares in excess of the Purchased Shares shall reduce the share reserve under the Plan in accordance with its Article V. Notwithstanding the foregoing, to the extent necessary, the number of Purchased Shares shall be reduced so as not to trigger the shareholder approval requirements under Section 312.03(b) of the NYSE Listed Company Manual.

7.       No Rights to Awards. No Participant or any eligible participant shall have any claim to be granted any award under this Program, and neither the Company nor the Committee is obligated to treat Participants or eligible participants uniformly.

8.       Administration and Interpretation. The Committee shall have the authority to set forth all terms and conditions of all Program Shares and shall have all powers enumerated under the Plan with respect to the administration and interpretation of this Program and the Program Shares, including, but not limited to, those set forth in Article III and Article XV of the Plan. Any determination by the Committee in connection with any question or issue arising under this Program will be final, conclusive and binding on the Participant, the Company and all other persons.

9.       Delegation. The Committee, in its discretion, may delegate to a designated officer of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate that were consistent with the terms of this Program and the Committee's prior delegation. References to the "Committee" in this Program include the Committee's delegate to the extent consistent with the Committee's delegation.

10.       Amendments. The Committee may from time to time amend or modify this Program, provided that no such action shall adversely affect Awards previously granted hereunder.

11.       Survival. This Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.